EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Provides First Quarter 2014 Guidance

WEST CHESTER, OH, March 21, 2014 - AK Steel (NYSE: AKS) today provided guidance for its first quarter 2014 financial results. AK Steel said it expects to report a net loss of $0.44 to $0.49 per diluted share of common stock. The expected net loss was driven principally by several significant factors during the first quarter that the company does not expect to continue during the rest of the year, including higher energy costs related to the extreme cold weather, an unplanned blast furnace outage, the acceleration of a planned blast furnace outage, and a charge for a tentative legal settlement.

Shipments
AK Steel expects shipments of approximately 1,250,000 to 1,275,000 tons in the first quarter of 2014, an approximate 10% to 12% decrease from 1,420,000 tons in the fourth quarter of 2013. The reduction in shipments for the first quarter is attributable principally to the effects of the unplanned outage at the company’s Ashland Works blast furnace (described below) resulting in a decline in shipments of carbon steel to the spot market and a decline in shipments of electrical steel, partially offset by higher automotive shipments.

Pricing
The company expects its average selling price for the first quarter of 2014 to increase by approximately 6% to approximately $1,095 from its average selling price of $1,031 per ton in the fourth quarter of 2013. The increase in average selling price is primarily due to a richer shipment mix of value-added products.

Summary of Significant Cost Drivers
The company said that the extreme cold weather conditions in the United States during the first quarter of 2014 impacted its operations and caused severe spikes in energy costs. More specifically, the company expects the cost of natural gas and electricity to increase by approximately $30 million in the first quarter of 2014 compared to such costs in the fourth quarter of 2013. A second major driver of the company’s projected loss for the first quarter was the previously disclosed incident in late February at the company’s Ashland Works blast furnace that temporarily resulted in an unplanned outage of that furnace. The company immediately began repairs and the blast furnace resumed operations in March. The company expects to incur approximately $18 million in the first quarter related to that unplanned outage at Ashland Works. In addition, the company expects to incur approximately $29 million for planned outage costs for the first quarter of 2014 compared to $1.5 million in the fourth quarter of 2013. The higher planned outage costs in the first quarter of 2014 include the acceleration of the majority of a previously disclosed planned maintenance outage at Ashland Works that previously had been scheduled for the second quarter of 2014. The company does not have any other significant outages planned for the second quarter of 2014. During the first quarter, the company also expects to incur a charge for a tentative settlement of pending litigation in the amount of $5.8 million. In addition to these four significant cost drivers, the company said that it also expects to incur higher pre-tax costs in the first quarter of 2014 compared to the fourth quarter of 2013 from higher iron ore and carbon scrap costs.

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Income Taxes
AK Steel said that it expects to record an income tax benefit at an effective tax rate of approximately 29% for the first quarter of 2014.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including the projected loss related to the unplanned blast furnace outage at its Ashland Works and higher energy costs associated with the extreme cold weather conditions in the first quarter; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated computer crime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
    AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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